Exhibit 99.1

KEY3MEDIA EMERGES FROM CHAPTER 11 WITH RENEWED
FINANCIAL STRENGTH

Robert Priest-Heck Named Chief Executive Officer

Company Changes Name to Medialive International Inc. and Relocates
Headquarters to San Francisco

LOS ANGELES, June 19, 2003 — Key3Media Group, Inc., the world’s leading producer of information technology events, today announced that its plan of reorganization has become effective and the Company has emerged from Chapter 11 protection as a private company with renewed financial strength. The Company reduced debt by 87% and related annual interest expenses by 91%, dramatically improving its balance sheet.

Thomas Weisel Capital Partners, which invested in Key3Media’s debt securities in order to lead the Company through a restructuring process, now owns approximately 90% of the Company’s common equity. Certain unsecured creditors have the right to purchase up to 10% of the Company’s common equity.

Robert Priest-Heck, current Chief Operating Officer, has been named as the Company’s Chief Executive Officer. Mr. Priest-Heck succeeds Fredric D. Rosen, who will continue to serve on the Company’s Board of Directors.

The Company announced that it will change its name from Key3Media to Medialive International Inc. and will relocate its headquarters to San Francisco to be closer to its clients and partners. The Company expects to move its headquarters in the summer and will maintain domestic offices in Boston, Chicago, Los Angeles and Media, PA. The Company’s international headquarters will be in London, with offices in Beijing, Paris, Sweden, Tokyo and Toronto.

“Medialive now has the flexibility to pursue strategic initiatives to better leverage our unique positioning at the intersection of IT buyers and vendors,” Robert Priest-Heck said. “Our success during the last few months is, in large part, a result of the continuing support of our customers. We are reinvigorated by Medialive’s new opportunities and look forward to meeting our customers’ rapidly evolving needs for a strategic partner in the IT marketplace.”

Lawrence B. Sorrel, Managing Partner of Thomas Weisel Capital Partners, said, “Medialive has a bright future with Bob Priest-Heck and a strong management team leading the Company. With its financial flexibility restored, a strong portfolio of brands, and a large, high-quality client base, Medialive will continue to serve as the IT industry’s partner of choice for leading conferences and trade shows. We look forward to working with Bob and the entire Medialive team to help realize the Company’s full potential. We appreciate the hard work of Fred Rosen and his team through this process and wish them the best of luck in their future endeavors.”

“Medialive’s financial health has been restored and the Company has a great partner in Thomas Weisel Capital Partners,” said Fredric D. Rosen. “With the reorganization complete and the Company well positioned to continue its leadership, this is an opportune time for me to pursue other interests. I depart with full confidence in Bob and the entire Medialive team.”

Medialive events for the remainder of this year include Networld+Interop Japan (June 30-July 4), Seybold San Francisco (September 8-12), COMDEX Canada in Toronto (September 16-18), COMDEX orbit (September 24-27), GTEC Week in Ontario (October 6-9), BioSecurity 2003 in Washington D.C. (October 20-22), Next Generation Networks in Boston (November 3-7), COMDEX Fall in Las Vegas (November 16-20), and NetWorld+Interop Paris (November 19-21). For a complete listing of events, please visit www.key3media.com.

Exhibit 99.1

As part of the restructuring process, previously issued shares of Key3Media common stock will be cancelled and will cease to trade.

About Medialive Inc. (formerly Key3Media Group- OTCBB:KMEDQ)

Medialive produces information technology tradeshows and conferences. Medialive’s products range from the IT industry’s largest exhibitions such as COMDEX and NetWorld+Interop to highly focused events featuring renowned educational programs, custom seminars and specialized vendor marketing programs. For more information, visit www.key3media.com.

About Thomas Weisel Capital Partners

Thomas Weisel Capital Partners is the merchant banking affiliate of the investment firm Thomas Weisel Partners LLC. TWCP’s flagship fund, Thomas Weisel Capital Partners, L.P., is a $1.3 billion private equity fund with backing from leading institutional investors and a current portfolio of over 30 companies primarily focused in the growth sectors of the economy, including media and communications, information technology and healthcare.

Certain matters discussed in this release are “forward-looking statements,” including statements about Key3Media’s future results, plans and goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these statements by looking for words like “will”, “may”, “believes”, “expects”, “anticipates”, “plans” and “estimates” and for similar expressions. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Key3Media’s actual results to differ materially from those expressed or implied in this release. These include, but are not limited to, economic conditions generally and in the information technology industry in particular; the timing of Key3Media’s events and their popularity with exhibitors, sponsors and attendees; technological changes and developments; intellectual property rights; competition; capital expenditures; and factors impacting Key3Media’s international operations. On February 3, 2003, Key3Media voluntarily filed for protection and reorganization under the federal bankruptcy code as a result of declining operating profits caused in part by the persistent difficulties experienced by participants in the IT industry and the related reductions in IT marketing budgets, a general downturn in the economy and the continuing adverse consequences of the September 11, 2001 terrorist attacks on the travel industry which have been further negatively impacted by the commencement of hostilities in Iraq during March 2003. Each of these developments have and will continue to adversely affect participation and attendance at Key3Media’s events, although we are not able to quantify or reliably estimate the future impact that these matters may have on our businesses, results of operations or financial condition. The section entitled “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-Q for the quarter ended March 31, 2003 filed by Key3Media with the SEC, and the sections entitled “Item 1. Business — Certain Factors That May Affect our Businesses” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the year ended December 31, 2002 filed by Key3Media with the SEC contain important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of Key3Media’s forward-looking statements and/or adversely affect its business, results of operations and financial position. These statements and discussions, as well as any others contained in Key3Media’s other SEC public filings, are incorporated herein by reference. Key3Media does not plan to update any forward-looking statements.